Exhibit 99.1

CTC MEDIA ANNOUNCES FINANCIAL RESULTS FOR

THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2015

Moscow, Russia — November 9, 2015 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the third quarter and nine months ended September 30, 2015.

Q3 2015 FINANCIAL HIGHLIGHTS

•                  Revenues were down by 15% in ruble terms and 51% in USD terms year-on-year to RUR 4.9 billion ($77.2 million), principally reflecting the estimated 13% contraction of the Russian television advertising market in the third quarter of 2015

•                  OIBDA(1) of RUR 0.6 billion ($8.3 million) with double-digit OIBDA margin(2) of 11.6%, despite the overall TV ad market decline and the challenging macroeconomic environment

•                  The combined Russian national inventory was almost fully sold-out for Q3

•                  Results as reported in USD were materially affected by the significant decline in the value of the ruble from RUR 36.2 to $1.00 in Q3 2014 to RUR 63.0 to $1.00 in Q3 2015, and to a lesser extent by the decline in the value of the Kazakh national currency

9M 2015 FINANCIAL HIGHLIGHTS

•                  Revenues were down 22% in ruble terms and 53% in USD terms year-on-year to RUR 14.7 billion ($248.7 million), principally reflecting the estimated 19% contraction of the Russian television advertising market in the first nine months of 2015

•                  Advertising revenues were down 23% in ruble terms and 54% in USD terms year-on-year to RUR 14.3 billion ($242 million)

•                  Significant cost cutting measures were implemented in light of the current market environment:

•                  Programming expenses were down 6% in ruble terms and 43% in USD terms year-on-year to RUR 7.6 billion ($129 million)

•                  Total operating expenses were down 3% in ruble terms and 42% in USD terms year-on-year to RUR 13.7 billion ($233 million)

•                  OIBDA(1) of RUR 1.6 billion ($27.3 million) with double-digit OIBDA margin(2) of 11.2%, despite the overall decline in the TV ad market and the challenging macroeconomic environment

•                  Net cash position of $100.3 million at the end of the period

•                  Fully diluted earnings per share of $0.37 (9M 2014: $0.57)

(1) (2) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

CORPORATE UPDATE AND OUTLOOK

•                  On September 24, 2015, in light of recent amendments to the Russian Mass Media Law further restricting non-Russian ownership of television broadcasters, the Company entered into a definitive agreement with UTV-Management, an affiliate of UTH Russia, for the sale of a 75% interest in CTC Investments, the Company’s wholly owned Russian subsidiary that holds all of the Company’s operating businesses for approximately $200.5 million in cash, subject to adjustment. In the sale agreement, the Company also agreed to authorize the issuance of an additional participation interest in CTC Investments, which would result in UTV-Management holding an 80% participation interest in CTC Investments, to ensure compliance with the foreign ownership requirements of the Mass Media Law.

•                  The Company intends to convene a special meeting of stockholders in December 2015 to approve the sale to UTV-Management, as well as a follow-on transaction to return value in cash to stockholders (other than stockholders whose shares of the Company have been identified as “blocked property” pursuant to U.S. sanctions).

•                  In light of the continued limited visibility for 2015, the Company is unable to provide full-year guidance at this time.

•                  Third party reports have estimated that total Russian TV advertising spending may decline by 17-18% for the full-year.

Yuliana Slashcheva, Chief Executive Officer of CTC Media: “Although we saw some recent strengthening in the Russian advertising market, the third quarter of 2015 has been a challenging period for CTC Media as a result of regulatory, macroeconomic and commercial developments. In light of these macroeconomic headwinds, we are pleased that our overall results remained positive, with an OIBDA margin of 11.6%.

We are also pleased to have entered into a definitive agreement with UTV-Management for the sale of a majority interest in our operating businesses. This will ensure compliance with the new foreign-ownership restrictions stipulated in the Russian Mass Media Law while allowing our Company to return value in cash to our stockholders, subject to compliance with applicable sanctions.

The first nine months of 2015 have been extremely challenging for CTC Media and the Russian advertising market overall. Year-on-year contraction of TV advertising in the third quarter of 2015 decreased to 13% from 22% in the first six months of the year, according to third-party reports. While the contraction has decelerated, the market is still in crisis. In this environment, the CTC Media executive team is working to ensure the best possible operating and financial outcomes for our stockholders.

We continue to see year-on-year decline in the audience share of CTC channel, with a reduction from 10.3% in the third quarter of 2014 to 8.7% in the third quarter of 2015, which has had a negative impact on advertising revenues.

The audience share of CTC was affected by audience fragmentation, related to the launch of “must-carry” which took place in August, governing cable and satellite operators re-broadcasting channels included in the first and second multiplexes, which seriously increased competition for CTC from other channels.

However, on September 7 we launched a new season and have seen solid performance so far, with all of our premieres securing higher than average audience share for CTC. For example, the fifth season of the Kitchen series in September and October demonstrated its highest-ever audience share of 20.8%. The share of the CTC Channel has grown since July, reaching 9.1% in September, averaging 8.7% in the third quarter, compared with 8.3% and 7.4% in the first and the second quarters respectively.

Our Everest sales house helped us ensure the successful conversion of sponsorship opportunities across almost all new programs on CTC. As a result, our revenue from sponsor contracts increased year-on-year despite the double-digit reduction of the advertising market. In present conditions, we see that advertisers are interested in sponsorship both as a product and as a means of communication.

I should also note that we have been selling out almost all of our inventory starting from the third quarter.

We are seeing improvements and success at the Domashny channel. One year after the launch of the new design and programming lineup, the average share of Domashny in its target audience in the first nine months of 2015 increased to 3.57% compared to 3.37% in the same period of the previous year. The new season launched in the fall continues to attract new audiences. The channel’s share among its target audience reached 3.91% in October. Domashny continues developing programs produced specifically for the channel.

On November 12, we will replace Peretz with Che, a new channel with a different concept, content and design. The launch of Che is a critical milestone for CTC Media’s strategy. We will not incur any additional expenses related to the channel’s launch. I believe that Che will outperform Peretz, which successfully maintained its share at 2% during the third quarter. We are currently reviewing several options for the future development of the Peretz brand, including its continuation in certain media channels.

CTC Love launched several new shows and continues setting new highs. Its share among its target audiences (11-34 year-olds) reached 1.2% in the third quarter, an outstanding achievement that exceeded our expectations. This channel has been a part of the TNS measurement panel since September 2014, and we have been monetizing it by audience share. Our decision to sell advertising by GRP on this channel proved to be appropriate, allowing the channel to generate over 100 million RUB in advertising revenues in the third quarter.

Our digital & transmedia segment has also increased revenue in the first nine months of the year. We remain a trendsetter for industry standards in this space. For example, we launched Europe’s first channel-wide second screen in September. This mobile satellite app that supports all CTC programming has attracted strong advertiser interest, as have other digital products. Despite a challenging environment, we continue to expect strong revenue growth in this area.

In the third quarter we faced an increase in expenses at the company level, driven only by non-organic factors, first of all the transaction expenses related to the proposed deal with UTV-Management as well as multiplex-related expenses. The company also incurred additional expenses in connection with the CTC Love channel, which were more than justified by the channel’s excellent performance - it contributed 2% to CTC Media’s overall revenue in the third quarter of this year. As previously announced, in 2015, all media companies experienced increased payroll taxes as the result of changes in Russian tax legislation.

Our management team works hard on cost management. For example, CTC Media successfully negotiated a new agreement with RTRS that saved us 390 million RUB this year.

The economy of Kazakhstan experienced serious deterioration, with the national currency losing significant value in the third quarter, which undermined the results of Channel 31. In the third quarter and first nine months of the year, the value of the Kazakh tenge depreciated against the U.S. dollar by 31% and 33%, respectively, and was on average 16% and 9% lower than the average value of the Kazakh tenge as compared to the same periods in the previous year. Changes in the programming schedule and other actions promptly taken by the management team have, however, partially offset the negative impact from the devaluation.”

Operating Review

	Three Months				Three Months
(RUB in million, US$ in million	Ended September 30,				Ended September 30,
except per share data)	2014	2015	Change		2014	2015	Change
	Rubles				US Dollars

Total operating revenues	5 785.1	4 926.7	(15)%		$158.6	$77.2	(51)%
Including:
Advertising revenues	5 692.7	4 774.1	(16)%		156.0	74.8	(52)%
Total operating expenses	(4 148,8)	(4 579.6)	10%		(114.3)	(72.5)	(37)%
OIBDA(1)	1 866.6	569.7	(69)%		50.6	8.3	(84)%
OIBDA margin(2)	32.3%	11.6%	(20.7	)pp	31.9%	10.8%	(21.2	)pp
Net income attributable to CTC Media, Inc. stockholders	1 153.2	2 747.9	138%		31.6	44.2	40%
Fully diluted earnings per share	nm	nm			$0.2	$0.28

	Nine Months				Nine Months
(RUB in million, US$ in million	Ended September 30,				Ended September 30,
except per share data)	2014	2015	Change		2014	2015	Change
	Rubles				US Dollars

Total operating revenues	18 792.5	14 692.9	(22)%		529.1	248.7	(53)%
Including:
Advertising revenues	18 578.0	14 306.1	(23)%		523.1	242.1	(54)%
Total operating expenses	(14 085.6)	(13 701.8)	(3)%		(398.1)	(232.6)	(42)%
OIBDA(1)	5 449.0	1 647.5	(70)%		152.0	27.3	(82)%
OIBDA margin(2)	29.0%	11.2%	(17.8	)pp	28.7%	11.0%	(17.7	)pp
Net income attributable to CTC Media, Inc. stockholders	3 213.9	3 501.0	9%		89.5	57.3	(36)%
Fully diluted earnings per share	nm	nm			$0.57	$0.37

(1) (2) OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

Share of Viewing

	Q3 2014	9M 2014	Q3 2015	9M 2015

CTC Channel (all 10-45)	10.3	10.4	8.7	8.1
Domashny Channel (females 25-59)	3.7	3.4	3.6	3.6
Peretz Channel (all 25-49)	2.1	2.1	2.0	2.0
Channel 31 (all 6-54)	14.9	13.4	12.4	13.3
CTC Love (all 11-34)*			1.2	1.0

* CTC Love started to be measured by TNS Russia from September 2014

Our Russian channels’ target audience shares were affected by overall audience fragmentation and increased competition. All larger national free-to-air TV channels in Russia were negatively impacted by increased competition from smaller non-free-to-air and niche TV channel viewership in the “All 4+” category, which increased from 17.2 % in 2013 to 18.4 % in 2014 and 21.0 % in the nine months ended on September 30, 2015.

CTC channel’s average target audience share among 10 to 45 year-old viewers decreased year-on-year in the third quarter of 2015 from 10.3 % to 8.7% and from 10.4% to 8.1% when comparing the nine-month period under review. The audience share of CTC was affected by audience fragmentation, related to the launch of “must-carry” which took place in August, governing cable and satellite operators re-broadcasting channels included in the first and second multiplexes, which seriously increased competition for CTC from other channels.

Domashny channel’s target audience share among 25-59 year-old female viewers was 3.7 % and 3.6% in the third quarter of 2014 and 2015, respectively, and increased from 3.4 % to 3.6% when comparing the nine-month period under review. While partially offset by audience fragmentation and competition from other channels, this growth was reflective of qualitative structural changes in the programming line-up following the channel’s restyling efforts, and the success of daytime and weekend content. The Domashny channel continues to grow its core female audience segment and enhance the commercial attractiveness of its demographic profile.

Peretz channel’s target audience share among 25 to 49 year-old viewers was 2.0 % in the third quarter of 2015 and in the nine months ending on September 30, 2015. The audience share of Peretz was adversely affected by the impact of the “must-carry” provisions of new legislation governing cable and satellite operators re-broadcasting channels included in the first and second multiplexes, from which Peretz didn’t benefit. Effective November 2015, as a result of the Company’s strategic review of the channel’s positioning towards target audiences and advertisers, the company will launch Che, a brand new channel that will use the frequency band currently used by Peretz. The rebranding will be accompanied by changes in the programming lineup, including the launches of new formats.

Channel 31’s target audience share among 6 to 54 year-old viewers decreased year-on-year in the third quarter of 2015 from 14.9 % to 12.4 % and decreased from 13.4 % to 13.3 % when comparing the nine-month periods under review. Drop of the audience share was related to the decrease of programming budget as a response to significant deterioration of the Kazakh ad market. The decline also reflects increased audience fragmentation and competition from other channels.

CTC Love, a young entertainment channel in Russia with a core audience of ages 11-34, which was launched in April 2014 on cable and satellite networks and free-to-air in January 2015, has been part of the TNS ratings database since September 2014. The audience share of CTC Love among its target demographic (all 11-34) was 1.2% in the third quarter of 2015. The channel’s technical penetration is approximately 61.6%.

Revenues

	Three Months Ended September 30,			Three Months Ended September 30,
(RUB in million, US$ in million)	2014	2015	Change	2014	2015	Change
	Rubles			Dollars
Operating revenues by segment:
CTC Channel	3 982.4	3 197.4	(20)%	$109.1	$50.0	(54)%
Domashny Channel	952.2	769.2	(19)%	26.1	12.1	(54)%
Peretz Channel	550.3	470.9	(14)%	15.1	7.4	(51)%
Channel 31*	953.2	790.2	(17)%	5.2	3.6	(32)%
All Other	109.3	263.9	141%	3.0	4.1	39%
Total operating revenues	5 785.1	4 926.7	(15)%	$158.6	$77.2	(51)%

*in Kazakh tenge

	Nine Months Ended September 30,			Nine Months Ended September 30,
(RUB in million, US$ in million)	2014	2015	Change	2014	2015	Change
	Rubles			Dollars
Operating revenues by segment:
CTC Channel	13 291.5	9 427.9	(29)%	$374.3	$159.3	(57)%
Domashny Channel	2 915.2	2 458.4	(16)%	82.1	41.7	(49)%
Peretz Channel	1 807.1	1 419.0	(21)%	51.0	24.1	(53)%
Channel 31*	2 474.2	2 399.8	(3)%	13.8	12.2	(11)%
All Other	287.6	672.5	134%	8.1	11.4	40%
Total operating revenues	18 792.5	14 692.9	(22)%	$529.1	$248.7	(53)%

*in Kazakh tenge

CTC channel’s revenues decreased by 20% and 29% in ruble terms when comparing the three- and nine-month periods under review, respectively, largely due to the channel’s 16 % and 22 % decreases in target audience share, as well as the Russian television advertising market’s estimated 13% and 19% contraction during those periods. This was partially offset by our ability to command favorable advertising prices for our target audience and by an increase in sponsorship revenues due to a higher volume of locally produced content that is attractive for sponsorship projects. The decrease in target audience share over the periods under review was primarily due to increased competition from other channels and audience fragmentation.

Domashny channel’s revenues decreased by 19% and 16% in ruble terms when comparing the three- and nine-month periods under review, respectively, largely due to Russian television advertising market’s estimated 13 % and 19% contraction during those periods and a 4% decrease in target audience share in the three-month periods under review, which was mainly the result of audience fragmentation and increased competition from other channels in connection with the early start of the new fall season. When comparing the nine-month periods under review, the target audience share increased by 6%, reflecting changes in the programming schedule and the success of daytime and primetime programming in the first half of 2015. The Domashny channel continues to strengthen its demographic profile and grow its core female audience segment.

Peretz channel’s revenues decreased by 14% and 21% in ruble terms when comparing the three- and nine-month periods under review, respectively, largely reflecting the estimated decrease in the overall Russian television advertising market of 13 % and 19% in ruble terms during the two periods under review, respectively, and the decrease in target audience share by 3 % and 4%, respectively, reflecting increased competition from other channels, partially offset by reflecting structural changes in the programming schedule and the success of content in primetime and daytime slots in the nine-month period under review.

Channel 31’s revenues decreased by 17% and 3% in Kazakh tenge when comparing the three- and nine-month periods under review, principally due to a 17% and 1% decrease in target audience share as a result of increased competition from smaller niche and non-free- to-air channels as the result of strengthening of the Kazakh law on local-language programming in two periods under review, respectively, and due to 11% and 4% decrease in the estimated overall television advertising market in Kazakhstan in three- and nine- month periods under review, which was partially offset by our ability to command favorable advertising prices for our target audience in three-months period under review.

All other revenues in the third quarter of 2015 represent revenues of RUR 102.3 million from CTC Love, revenues of RUR 93.2 million from CTC-International and revenues of RUR 68.2 million from our digital media businesses.

Expenses

	Three Months			Three Months
(RUB in million, US$ in million	Ended September 30,			Ended September 30,
except per share data)	2014	2015	Change	2014	2015	Change
	Rubles			US Dollars
Operating expenses:
Direct operating expenses	(367.8)	(486.9)	32%	(10.1)	(7.7)	(24)%
Selling, general & administrative expenses	(1 231.4)	(1 415.9)	15%	(33.8)	(22.1)	(35)%
Programming expenses	(2 296.1)	(2 450.9)	7%	(63.4)	(39.0)	(38)%
Stock-based compensation expense	(23.2)	(3.3)	(86)%	(0.6)	(0.1)	(92)%
Depreciation & amortization	(230.3)	(222.6)	(3)%	(6.4)	(3.6)	(44)%
Total operating expenses	(4 148.8)	(4 579.6)	10%	(114.3)	(72.5)	(37)%

	Nine Months			Nine Months
(RUB in million, US$ in million	Ended September 30,			Ended September 30,
except per share data)	2014	2015	Change	2014	2015	Change
	Rubles			US Dollars
Operating expenses:
Direct operating expenses	(1 228.4)	(1 425.2)	16%	(34.7)	(24.2)	(30)%
Selling, general & administrative expenses	(4 057.4)	(3 994.2)	(2)%	(114.4)	(67.5)	(41)%
Programming expenses	(8 043.3)	(7 566.8)	(6)%	(227.6)	(128.7)	(43)%
Stock-based compensation expense	(14.3)	(59.2)	313%	(0.4)	(1.0)	159%
Depreciation & amortization	(742.1)	(656.4)	(12)%	(21.0)	(11.2)	(47)%
Total operating expenses	(14 085.6)	(13 701.8)	(3)%	(398.1)	(232.6)	(42)%

Our total operating expenses increased by 10% in ruble terms when comparing the three-month periods under review, primarily due to more expensive programming (discussed below) and increased legal and consulting expenses in connection with our response to the amendment to the Russian Mass Media Law and the proposed transaction with UTH. During the nine-month period our total operating expenses decreased by 3% in ruble terms, reflecting a more efficient programming grid at our Russian channels to address current market conditions.

Direct operating expenses increased by 32% and 16% in ruble terms when comparing the three- and nine-month periods under review, largely reflecting increased digital transmission expenses in connection with the roll-out plan of the second multiplex and growth of transmission costs for our new channel CTC Love launched in the second half of 2014, and increase in salaries and benefits costs, mainly reflecting increased payroll taxes starting from 2015 as the result of changes in Russian tax legislation.

Selling, general and administrative expenses increased by 15% in ruble terms when comparing the three-month periods under review, reflecting increased legal and consulting expenses in connection with our response to the amendment to the Russian Mass Media Law, and decreased by 2% year-on-year primarily due to decreases in compensation payable to Video International, due to declined national advertising revenues at our Russian channels.

Programming expenses increased by 7% in ruble terms when comparing the three-month periods under review, reflecting more expensive programming mix at CTC channel in response to increased competition from other channels with an early start of new fall season. This increase was partially offset by lower spending at Peretz Channel. When comparing the nine-month periods under review, the programming expenses decreased by 6% in ruble terms, reflecting the effective programming grid in day-time slots to address reduction in revenue. Considering the fact that the acquired content composes around 50% of the CTC channel grid, the effective decrease of programming expenses is higher, considering the forex effect.

Stock-based compensation expenses increased by $0.6 million in the nine-month periods under review, primarily due to the recognition of stock-based compensation benefit in the first quarter of 2014, reflecting re-measurement of the equity-based cash incentive awards granted to employees under our 2009 Stock Incentive Plan at their fair value as of the reporting date.

In the three-and nine months ended September 30, 2015, our income tax position was significantly affected by the one-off recognition of $40.2 million of deferred tax benefit resulting from the remeasurement of the Company’s deferred tax liability in respect of unremitted earnings of its Russian subsidiaries, that was triggered by a change in our expectations for the US tax position due to expected sale transaction outlined in the Framework Agreement with UTH.

Net income attributable to CTC Media, Inc. stockholders was 2,747.9 RUB million ($44 million) in the third quarter (Q3 2014: RUB 1,153.2 million or $31.6 million).

Cash Flow

The Company’s net cash flows from operating activities decreased by $54.0 million, totaling $0.9 million for the nine months ended September 30, 2015 (9m 2014: $55.0 million), primarily reflecting the lower cash receipts from advertising sales, and, to a lesser extent, the effect of the depreciation of the Russian ruble against the US dollar, partially offset by lower spending on the acquisition of programming.

Net cash provided by investing activities totaled $82.9 million for the nine months ended September 30, 2015 (9m 2014: $33.1 million) and mainly represented net receipts from cash deposits of $85.6 million.

Net cash used in financing activities amounted to $30.4 million for the nine months ended September 30, 2015 (9m 2014: $87.0 million) and primarily reflected the payment of $20.4 million in cash dividends to the Company’s stockholders and $6.9 million increase in other non-current assets, which represent dividends payable to one of our stockholders that were blocked pursuant to US sanctions imposed on Bank Rossiya.

The Company’s cash and cash equivalents, short-term investments and loan balance amounted to $100.3 million as of September 30, 2015, compared to $139.4 million at the end of the fourth quarter of 2014.

Dividends

In light of current circumstances, the Board has decided not to declare a dividend to be paid in the fourth quarter of 2015.

Update on the Mass Media Law and Proposed Corporate Transactions

As previously announced, an amendment to the Russian Mass Media Law adopted in October 2014 will generally limit the aggregate foreign (non-Russian) beneficial ownership or control, direct or indirect, of Russian mass media, including television broadcasters, to no more than 20%. No amendments to or waivers from the Mass Media Law have been approved to date and therefore all mass media, including CTC Media’s Russian broadcasting businesses, will be required to comply with these ownership and control limitations by January 1, 2016 (subject to a one-year grace period for offshore intermediate holding structures ultimately owned and controlled by Russian individuals or companies). The adoption of the Mass Media Law creates significant uncertainty for CTC Media and its stockholders.

On July 6, 2015, we announced the receipt of a formal, non-binding offer from UTH Russia, a privately held Russian commercial television broadcasting group, for the purchase of a 75% interest in our Russian and Kazakhstan business operations. On September 24, 2015, we entered into a Framework Agreement with UTV-Management LLC, an affiliate of UTH Russia (together, “UTH”). Pursuant to the agreement, UTH would acquire a 75% interest in CTC Investments, our wholly owned subsidiary that holds all of CTC Media’s operating businesses for approximately $200.5 million in cash, subject to agreed holdbacks and adjustments. The agreement was approved by all members of the Board of Directors of the Company (except for those members originally designated by Telcrest Investments Ltd. who recused themselves pursuant to the Company’s Economic Sanctions Compliance Policy), taking into consideration the recommendation of the Special Committee of independent directors that was established to undertake a review of the proposed transaction with UTH and the Company’s strategic alternatives. The transaction is being undertaken to ensure compliance with the foreign ownership restrictions imposed by Russia’s new Mass Media Law, while maximizing the potential return to the Company’s stockholders.

The purchase price will be net of any shortfall in cash flow from operating and investing activities during the second half of 2015 compared with an agreed target for this period, and is subject to adjustment in connection with certain defined indemnification obligations. In addition, prior to the closing, the Company will receive all existing cash in the operating businesses, in excess of $15 million, which is to be retained for working capital after the closing of the transaction. The Company currently expects that the amount of available cash from the operating businesses will be approximately $55 million. Based on management’s current forecast for operating performance through the remainder of 2015, the Company currently anticipates that the potential shortfall in cash flow from operating and investing activities during the second half of 2015 compared with the agreed target may result in a downwards adjustment of the purchase price payable by UTH in the low-to-mid single-digit million dollar range.  The actual result may be higher or lower than this estimate depending on the actual performance of the business in the remainder of the year, which will depend significantly on macroeconomic and market developments.

In addition, in order to ensure that the ownership structure of the operating business fully meets the 80% ownership requirement of the Mass Media Law by the stated deadlines, the Company has agreed to approve the issuance to UTH or its affiliate of an additional participation interest in CTC Investments, which would result in UTH holding an 80% interest in CTC Investments Media’s business following the closing of the transaction, to ensure compliance with the foreign ownership restrictions of the Mass Media Law. Such additional participation interests would be issued to UTH or its affiliate by CTC Investments in consideration of a promissory note.

The transaction is subject to customary closing conditions, including regulatory approvals and the approval of the Company’s stockholders by a simple majority of the outstanding shares of the Company’s common stock at a special meeting. The shares of the Company’s common stock held by Telcrest, the holder of approximately 25% of the shares of the Company’s common stock, are currently blocked pursuant to U.S. economic sanctions and as such Telcrest would not be permitted to vote at the special meeting.

The Board of Directors has also proposed a subsequent transaction, to be consummated following the closing of the sale to UTH, pursuant to which a new wholly owned subsidiary of the Company would merge with and into the Company. Upon the consummation of the merger, each holder of the Company’s common stock as of the effective time of the merger, other than shares of common stock held by stockholders who have properly demanded appraisal rights under the Delaware General Corporate Law (DGCL) with respect to such shares, if any, and shares of common stock owned by the Telcrest or by the Company or any of its direct or indirect wholly owned subsidiaries, becoming entitled to receive the merger consideration. The shares of common stock held by Telcrest would remain outstanding, and Telcrest would become our sole stockholder. Following the merger, the Company’s common stock would cease to be publicly-traded. Such merger transaction is subject to the receipt of a license from the Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department. If the merger is completed, our public stockholders and MTG will not own any shares of the capital stock of the surviving corporation. Assuming timely satisfaction of necessary closing conditions, including receipt of a license from OFAC, the Company anticipates that the merger will be completed in the first quarter of calendar year 2016, if at all.

If the Company is not able to close the proposed transaction with UTH, or if its stockholders do not approve such transaction, the Company may not be able to consummate an alternative sale transaction, or implement an alternative restructuring approach, before the end of 2015, and may therefore not achieve compliance with the foreign ownership and control restrictions of the Russian Mass Media Law by the stated deadline. Such failure would materially adversely affect the Company’s business and the market value of its common stock.

As previously announced, the Board of Directors and its committees have undertaken an exhaustive process since the introduction of the Mass Media Law in the second half of 2014 to identify alternatives that would allow the Company to achieve compliance with the law while best safeguarding the interests of the Company’s stockholders. The Board has concluded that the only viable option is a divestment transaction. The Company and its financial advisors undertook a comprehensive formal auction process and subsequent one-on-one discussions with potentially interested buyers. The only offer received to date has been from UTH.

Additional Information and Where to Find It

In connection with the proposed sale transaction, CTC Media will mail a proxy statement to its stockholders.  CTC Media urges investors, stockholders and other interested persons to read, when available, the proxy statement, as well as other documents filed with the SEC, because these documents will contain important information.

The definitive proxy statement will be mailed to stockholders of CTC Media as of a record date to be established for voting on the transactions described in above. CTC Media’s stockholders will also be able to obtain a copy of such documents, without charge, by directing a request to: ir@ctcmedia.ru.  These documents, once available, can also be obtained, without charge, at the Securities and Exchange Commission’s web site (http://www.sec.gov).

Participants in Solicitation

Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transactions will be set forth in the proxy statement when it is filed with the SEC.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of CTC Media.

2015 Outlook

The Company continues to have limited visibility regarding 2015 and therefore will not provide full-year revenue and profit outlook at this time.

Conference Call

The Company will host a conference call to discuss its third quarter and nine months ended September 30, 2015 financial results today, Monday, November 09, 2015 at 09:00 a.m. EST / 2:00 p.m. UK / 5:00 p.m. Moscow time. To access the conference call, please dial:

US/International:	+1 646 254 3388
UK/International:	+44 (0) 20 3427 1902
Russia:	+7 (8) 495 213 0977
Confirmation Code:	7599431

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is the leading Russian independent media company. The group manages four television channels in Russia — CTC, Domashny, Peretz and CTC Love — as well as Channel 31 in Kazakhstan. The international version of CTC Channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. The international version of Peretz is available in Belarus in Kyrgyzstan as well. CTC Media also owns several digital entertainment media assets including videomore.ru, domashniy.ru, ctc.ru, peretz.ru and CarambaTV. CTC Media is traded on NASDAQ under the symbol CTCM.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

+7 495 981 0740
ir@ctcmedia.ru

Media Relations

+7 (495) 785 63 47 ext. 4352

+ 7 (985) 763 00 85

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization (exclusive of amortization of programming rights and sublicensing rights). OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization, other than amortization of programming rights and sublicensing rights. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, among others, statements regarding the Company’s potential sale of a controlling interest in its operating companies to UTH; the impact of amendments to the Russian law “On Mass Media” and the Company’s potential actions in response to this change in law; the proposed merger transaction to be consummated following the sale to UTH; developments in the macroeconomic environment, including the impact of international economic sanctions; developments in the Company’s market; and the Company’s estimates for the development of the overall Russian TV advertising market and of its revenues, expenses and audience shares in 2015. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed or implied by forward-looking statements include, among others, risks associated with the Company’s ability to close the proposed transaction with UTH Russia, including obtaining required stockholder and regulatory approvals; the impact of amendments to the Russian law “On Mass Media” and the success of the Company’s efforts to respond to this law; geopolitical events involving Russia and the other countries in which the Company operates, including any potential negative economic impact of such events; depreciation of the value of the Russian ruble compared to the US dollar; the effect of international economic sanctions; changes in the size of the Russian television advertising market compared with current estimates of anticipated market; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; the continued successful operation of the Company’s own internal sales house structure; and free-to-air television remaining a significant advertising forum in Russia. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 5, 2015, and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015
REVENUES:
Advertising	$156,022	$74,841	$523,080	$242,135
Sublicensing revenue and other revenues	2,545	2,405	6,046	6,528
Total operating revenues	158,567	77,246	529,126	248,663
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $5,542 and $3,094 for the three months and $18,157 and $9,677 for the nine months ended September 30, 2014 and 2015, respectively; and exclusive of stock-based compensation expense (benefit) of $(11) and $(124) for the three months and $(787) and $188 for the nine months ended September 30, 2014 and 2015, respectively)	(10,131)	(7,739)	(34,743)	(24,203)
Selling, general and administrative (exclusive of depreciation and amortization of $827 and $451 for the three months and $2,864 and $1,476 for the nine months ended September 30, 2014 and 2015, respectively; and exclusive of stock- based compensation expense of $652 and $177 for the three months and $1,173 and $811 for the nine months ended September 30, 2014 and 2015, respectively)	(33,816)	(22,111)	(114,376)	(67,470)
Stock-based compensation (expense) benefit	(641)	(53)	(386)	(999)
Programming expenses	(63,350)	(39,042)	(227,581)	(128,739)
Depreciation and amortization	(6,369)	(3,545)	(21,021)	(11,153)
Total operating expenses	(114,307)	(72,490)	(398,107)	(232,564)
OPERATING INCOME	44,260	4,756	131,019	16,099
FOREIGN CURRENCY GAINS (LOSSES)	1,159	1,445	(3,546)	1,817
INTEREST INCOME	2,356	922	8,698	4,311
INTEREST EXPENSE	(131)	(5)	(395)	(187)
OTHER NON-OPERATING (LOSS) INCOME, net	(179)	71	(771)	(177)
EQUITY IN (LOSS) INCOME OF INVESTEE COMPANIES	244	8	(425)	(20)
Income before income tax	47,709	7,197	134,580	21,843
INCOME TAX EXPENSE	(14,724)	37,290	(41,906)	36,262
CONSOLIDATED NET INCOME	$32,985	$44,487	$92,674	$58,105
LESS: INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	$(1,390)	$(327)	$(3,202)	$(832)
NET INCOME ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$31,595	$44,160	$89,472	$57,273
Net income per share attributable to CTC Media, Inc. stockholders—basic	$0.20	$0.28	$0.57	$0.37
Net income per share attributable to CTC Media, Inc. stockholders—diluted	$0.20	$0.28	$0.57	$0.37
Weighted average common shares outstanding—basic	155,762,166	156,103,854	155,742,190	155,996,870
Weighted average common shares outstanding—diluted	156,125,495	156,103,871	155,970,240	156,109,659
Dividends declared per share	$0.18	$—	$0.53	$0.17

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2014	September 30, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents (Note 4)	$37,836	$84,039
Short-term investments (Note 4)	103,800	17,200
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2014—$1,297; September 30, 2015—$1,991)	25,738	16,125
Taxes reclaimable	14,544	12,533
Prepayments	42,798	28,719
Programming rights, net (Note 5)	112,793	90,303
Deferred tax assets	20,307	14,469
Other current assets	262	1,111
TOTAL CURRENT ASSETS	358,078	264,499
PROPERTY AND EQUIPMENT, net	18,520	13,461
INTANGIBLE ASSETS, net:
Broadcasting licenses	28,366	19,909
Cable network connections	11,345	7,880
Trade names	3,510	2,981
Other intangible assets	2,762	2,621
Net intangible assets	45,983	33,391
GOODWILL	53,627	45,563
PROGRAMMING RIGHTS, net (Note 5)	72,446	76,403
INVESTMENTS IN AND ADVANCES TO INVESTEES	3,167	2,152
PREPAYMENTS	13,719	18,340
DEFERRED TAX ASSETS	8,526	6,518
OTHER NON-CURRENT ASSETS (Note 4)	34,987	41,873
TOTAL ASSETS	$609,053	$502,200
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank loans	2,192	950
Accounts payable	56,670	49,038
Accrued liabilities	17,044	11,716
Dividends blocked under sanctions (Note 4 and 6)	27,684	34,605
Taxes payable	15,632	3,415
Deferred revenue	6,652	3,754
Deferred tax liabilities	58,827	5,950
TOTAL CURRENT LIABILITIES	184,701	109,428
DEFERRED TAX LIABILITIES	6,910	4,157
COMMITMENTS AND CONTINGENCIES (Note 9)
STOCKHOLDERS’ EQUITY (Note 6):
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued December 31, 2014 and September 30, 2015—158,210,719)	1,582	1,582
Additional paid-in capital	496,905	414,744
Retained earnings	385,643	374,546
Accumulated other comprehensive loss	(444,591)	(501,271)
Less: Common stock held in treasury, at cost (December 31, 2014—2,448,553; September 30, 2015—2,106,865 shares)	(29,115)	(25,052)
Non-controlling interest	7,018	3,870
TOTAL STOCKHOLDERS’ EQUITY	417,442	388,615
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$609,053	$502,200

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Nine months ended September 30,
	2014	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$92,674	$58,105
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	11,631	(45,384)
Depreciation and amortization	21,021	11,153
Programming expenses	227,581	128,739
Stock based compensation expense	386	999
Equity in loss of unconsolidated investees	425	20
Foreign currency losses (gains)	3,546	(1,817)
Changes in provision for tax contingencies	(1,084)	(3,309)
Changes in provision for doubtful accounts	207	1,546
Changes in operating assets and liabilities:
Trade accounts receivable	12,775	6,328
Prepayments	(6,799)	(4,131)
Other assets	(8,779)	2,792
Accounts payable and accrued liabilities	(9,178)	3,469
Deferred revenue	(1,190)	1,111
Other liabilities	(15,057)	(10,860)
Payments for multiplex	—	(1,756)
Acquisition of programming and sublicensing rights	(273,182)	(146,070)
Net cash provided by operating activities	54,977	935
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(3,793)	(3,428)
Proceeds from sale of property and equipment	—	704
Receipts from deposits, net	36,936	85,574
Net cash provided by investing activities	33,143	82,850
CASH FLOWS FROM FINANCING ACTIVITIES:
Settlement of loan	(628)	(1,242)
Increase in other non-current assets (Note 4)	(20,763)	(6,921)
Dividends paid to stockholders	(61,003)	(20,350)
Dividends paid to noncontrolling interest	(4,591)	(1,922)
Net cash used in financing activities	(86,985)	(30,435)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,872)	(7,147)
Net increase in cash and cash equivalents	(737)	46,203
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	30,574	37,836
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$29,837	$84,039

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

(in thousands of US dollars)

	Three months ended September 30, 2014
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$109,140	$333	$107,946	$38,930	$(1,648)	$(43,247)	$40,578
Domashny Channel	26,100	27	25,992	7,978	(1,269)	(10,326)	9,247
Peretz Channel	15,108	2	15,107	125	(2,108)	(7,394)	2,233
31 Channel	5,226	21	4,970	1,185	(620)	(2,213)	1,805
All other	2,993	21	2,007	(3,958)	(724)	(170)	(3,234)
Business segment results	$158,567	$404	$156,022	$44,260	$(6,369)	$(63,350)	$50,629
Eliminations	—	(404)	—	—	—	—	—
Consolidated results	$158,567	$—	$156,022	$44,260	$(6,369)	$(63,350)	$50,629

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Three months ended September 30, 2015
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$50,048	$119	$49,801	$6,316	$(860)	$(27,736)	$7,176
Domashny Channel	12,071	20	11,975	995	(718)	(6,060)	1,713
Peretz Channel	7,425	1	7,172	222	(690)	(3,309)	912
31 Channel	3,553	—	3,340	103	(816)	(1,762)	919
All other	4,149	17	2,553	(2,880)	(461)	(175)	(2,419)
Business segment results	$77,246	$157	$74,841	$4,756	$(3,545)	$(39,042)	$8,301
Eliminations	—	(157)	—	—	—	—	—
Consolidated results	$77,246	$—	$74,841	$4,756	$(3,545)	$(39,042)	$8,301

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Nine months ended September 30, 2014
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA
CTC Channel	$374,257	$991	$372,451	$117,177	$(5,730)	$(163,415)	$122,907
Domashny Channel	82,051	81	81,641	19,823	(4,569)	(34,405)	24,392
Peretz Channel	50,966	6	50,778	2,479	(7,120)	(22,670)	9,599
31 Channel	13,761	67	13,092	1,673	(1,898)	(6,713)	3,571
All other	8,091	66	5,118	(10,133)	(1,704)	(378)	(8,429)
Business segment results	$529,126	$1,211	$523,080	$131,019	$(21,021)	$(227,581)	$152,040
Eliminations	—	(1,211)	—	—	—	—	—
Consolidated results	$529,126	$—	$523,080	$131,019	$(21,021)	$(227,581)	$152,040

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

(in thousands of US dollars)

	Nine months ended September 30, 2015
	Operating revenue from external customers	Intersegment revenues	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	OIBDA

CTC Channel	$159,282	$404	$158,647	$16,469	$(2,775)	$(92,556)	$19,244
Domashny Channel	41,658	78	41,314	5,336	(2,280)	(20,008)	7,616
Peretz Channel	24,138	10	23,812	2,448	(2,219)	(9,357)	4,667
31 Channel	12,233	—	11,393	269	(2,409)	(6,374)	2,678
All other	11,352	51	6,969	(8,423)	(1,470)	(444)	(6,953)
Business segment results	$248,663	$543	$242,135	$16,099	$(11,153)	$(128,739)	$27,252
Eliminations	—	(543)	—	—	—	—	—
Consolidated results	$248,663	$—	$242,135	$16,099	$(11,153)	$(128,739)	$27,252

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended
	September 30,
(US$ 000’s)	2014	2015

OIBDA	$50,629	$8,301
Depreciation and amortization	(6,369)	(3,545)
Operating income	$44,260	$4,756

	Nine months ended
	September 30,
(US$ 000’s)	2014	2015

OIBDA	$152,040	$27,252
Depreciation and amortization	(21,021)	(11,153)
Operating income	$131,019	$16,099

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended
	September 30,
	2014	2015

OIBDA margin	31.9%	10.8%
Depreciation and amortization as a % of total operating revenues	(4.0)%	(4.6)%
Operating income margin	27.9%	6.2%

	Nine months ended
	September 30,
	2014	2015

OIBDA margin	28.7%	11.0%
Depreciation and amortization as a % of total operating revenues	(3.9)%	(4.5)%
Operating income margin	24.8%	6.5%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended September 30, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$40,578	$(1,648)	$38,930
Domashny Channel	9,247	(1,269)	7,978
Peretz Channel	2,233	(2,108)	125
31 Channel	1,805	(620)	1,185
All other	(3,234)	(724)	(3,958)
Consolidated results	$50,629	$(6,369)	$44,260

Three Months Ended September 30, 2015

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$7,176	$(860)	$6,316
Domashny Channel	1,713	(718)	995
Peretz Channel	912	(690)	222
31 Channel	919	(816)	103
All other	(2,419)	(461)	(2,880)
Consolidated results	$8,301	$(3,545)	$4,756

Nine Months Ended September 30, 2014

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$122,907	$(5,730)	$117,177
Domashny Channel	24,392	(4,569)	19,823
Peretz Channel	9,599	(7,120)	2,479
31 Channel	3,571	(1,898)	1,673
All other	(8,429)	(1,704)	(10,133)
Consolidated results	$152,040	$(21,021)	$131,019

Nine Months Ended September 30, 2015

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income / (loss)

CTC Channel	$19,244	$(2,775)	$16,469
Domashny Channel	7,616	(2,280)	5,336
Peretz Channel	4,667	(2,219)	2,448
31 Channel	2,678	(2,409)	269
All other	(6,953)	(1,470)	(8,423)
Consolidated results	$27,252	$(11,153)	$16,099